Exhibit 99

VF Announces Record Fourth Quarter and Full Year Revenues and Earnings, Driven by Strong Organic Growth and Timberland Acquisition

  4Q revenues reach a record $2.9 billion – including $549 million from Timberland acquisition.
  4Q adjusted EPS increases 30% to record $2.32 – including $0.34 accretion from Timberland ($2.28 and $0.30 on a GAAP basis).
  Organic revenues grow by more than $1 billion in 2011 – or 14% – to $8.7 billion.
  Full year adjusted EPS increases 27% to $8.20 – including $0.60 accretion from Timberland ($7.98 and $0.38 on a GAAP basis).
  2011 cash flow from operations exceeds $1 billion for second consecutive year.
  2012 adjusted EPS expected to reach approximately $9.30 ($9.10 on a GAAP basis), net of a negative $0.60 impact from higher pension expense and foreign currency translation.
  Gross margin expected to expand 70 basis points in 2012.
  Timberland to account for $1.7 billion of revenues and $1.10 of adjusted EPS in 2012 ($0.90 on a GAAP basis).

Information regarding VF’s fourth quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--February 16, 2012--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the fourth quarter and full year ended December 31, 2011. All per share amounts are presented on a diluted basis. All references to “organic” financial data exclude The Timberland Company (“Timberland”), acquired on September 13, 2011.

“The power of the VF portfolio – diversified, global and growing – has never been more evident,” said Eric Wiseman, Chairman and Chief Executive Officer. “In 2011 we achieved record revenues, record earnings and record cash flow, and we completed the transformational acquisition of Timberland. The successful execution of our key international and direct-to-consumer growth drivers has delivered healthy organic growth, strong profitability and consistent return for our shareholders this year, and we look forward to building on this momentum in 2012 and beyond.”

The discussions in this release refer to adjusted amounts that exclude 2011 costs related to the Timberland acquisition and impairment charges taken in 2010, which are described under the heading “Adjusted Amounts – Excluding Timberland Acquisition-related Expenses and Noncash Impairment Charges.” Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release and identify and quantify all excluded items.

Fourth Quarter Results Summary

Revenues rose 37% to $2,910 million from $2,126 million in 2010, with the Timberland acquisition adding $549 million to revenues. Organic revenue growth in the quarter was 11%. All VF coalitions achieved higher revenues in the quarter, with the strongest growth in Outdoor & Action Sports, where total revenues rose 81% and organic growth was 19%.

Gross margin continued to reflect the impact of higher product costs, declining to 45.2% from 46.6% in the 2010 period. Operating income was $358 million on an adjusted basis in the fourth quarter. This included earnings from the Timberland acquisition of $50 million, excluding acquisition-related expenses of $6.7 million. On a GAAP basis, fourth quarter operating income was $351 million. Operating margin on an adjusted basis was 12.3% in the fourth quarter of 2011 versus 12.9% in the 2010 period. Excluding Timberland, the fourth quarter operating margin increased 10 basis points to 13.0% compared with 12.9% in the 2010 period. Operating margin on a GAAP basis was 12.1% and 3.5% in the fourth quarters of 2011 and 2010, respectively.

Net income on an adjusted basis rose 34% to $262 million from $196 million, while adjusted earnings per share increased 30% to $2.32 per share from $1.78 per share. The Timberland acquisition was accretive to adjusted earnings by $0.34 per share in the quarter. On an organic basis, earnings per share grew 11% to $1.98. On a GAAP basis, net income and earnings per share were $257 million and $2.28, respectively, in the fourth quarter of 2011.

Full Year Results Summary

Revenues increased 23% to $9,459 million from $7,703 million in 2010. Timberland added $713 million to revenues in 2011. Organic revenue growth was 14% (12% in constant dollars), with strong growth across all coalitions. Outdoor & Action Sports revenues rose 42% during the year, with organic growth of 20%. Jeanswear revenues rose 8%; Imagewear revenues grew 13%; Sportswear revenues were up 9%; and Contemporary Brands revenues grew by 11%.

Gross margin was in line with company guidance for the year, declining to 45.8% in 2011 from 46.7% in 2010 due to higher product costs. Operating margin on an adjusted basis was 13.5% in 2011 versus 13.3% in the prior year. Excluding Timberland, the operating margin increased 30 basis points to 13.6%.

Net income on an adjusted basis rose 28% to $913 million from $713 million, while adjusted earnings per share increased 27% to $8.20 from $6.46. The Timberland acquisition was accretive to adjusted earnings by $0.60 per share. Organic earnings per share growth in 2011 was 18%. On a GAAP basis, net income and earnings per share in 2011 were $888 million and $7.98, respectively.

Adjusted Amounts - Excluding Timberland Acquisition-related Expenses and Noncash Impairment Charges

This release refers to adjusted amounts that exclude 1) transaction and restructuring costs related to the acquisition of Timberland, which approximated $6.7 million ($0.04 per share) in the fourth quarter and $33 million ($0.22 per share) for the full year, respectively; and 2) a $202 million pre-tax noncash impairment charge taken in the fourth quarter of 2010. On an after-tax basis, the impairment charge totaled $142 million, which decreased full year 2010 earnings per share by $1.29. Please see the reconciliation of GAAP to adjusted amounts later in this release.

Fourth Quarter Business Review

Outdoor & Action Sports: Outdoor & Action Sports reported another quarter of outstanding revenue and operating income growth. Total global revenues rose 81%, reflecting strong organic growth of 19% and the addition of the Timberland® and Smartwool® brands, which contributed $549 million to revenues. The North Face® brand’s momentum continued in the quarter despite unusually warm weather conditions in both the U.S. and Europe, with global revenues rising 22% and comparable growth in both the Americas and international businesses. In Asia, the brand’s revenues increased 41% in constant dollars. Momentum continued in The North Face® brand’s direct-to-consumer business, where revenues grew over 20% in the quarter.

The Vans® brand achieved another quarter of exceptional growth, with global revenues rising 24% and double-digit growth across its Americas, European and Asia businesses. Vans® direct-to-consumer business generated healthy growth in the quarter, with revenues rising by 21%.

Timberland achieved solid revenue growth, both domestically and internationally, as well as in its direct-to-consumer and wholesale channels, driven by the continued success of the Timberland® Earthkeepers® collection, the Timberland PRO® Series and the Smartwool® brand.

Organic revenue growth in the coalition’s Americas and international businesses continued at double-digit rates of 19% and 20%, respectively. Organic growth in direct-to-consumer revenues for Outdoor & Action Sports was 20% in the quarter, with double-digit increases in The North Face®, Vans® and Kipling® direct-to-consumer businesses.

Operating income for the coalition rose by 52%. Operating income of $274 million included earnings from Timberland of $43 million, including acquisition-related expenses of $6.7 million. Operating margin was 16.9% compared with 20.1% in the 2010 period, with a negative impact of 40 basis points from acquisition-related expenses. Excluding Timberland, operating income increased 24% and the coalition operating margin was 20.9%.

Jeanswear: Global Jeanswear revenues increased 3% (4% in constant dollars) in the quarter, with growth both domestically and internationally. Domestic revenues rose 1% with healthy growth in the Lee® and Western businesses, offset by a small decline in Mass Market revenues. All three businesses continue to gain market share in their respective channels of distribution driven by successful new product innovations for both male and female consumers. International jeans revenues rose 9% (13% in constant dollars), with growth across all international businesses. In constant dollars, Jeanswear revenues in Asia increased 13%; revenues in Mexico, Latin America and Canada each grew at double-digit rates in the quarter; and European revenues increased 4%.

Reflecting the continued impact of higher product costs, Jeanswear operating income and margin both declined in the quarter. Product cost increases have moderated since peak levels seen in the third quarter of 2011, with operating margin comparisons expected to improve beginning in the second half of 2012.

Imagewear: Imagewear finished 2011 on a strong note, with fourth quarter revenues rising 10% and growth in both the Image and Licensed Sports Group businesses. Image revenues maintained its trend of double-digit top line growth, with revenues rising by 14% in the quarter, fueled by continued strength in both its Protective Apparel and Industrial uniform businesses. Licensed Sports revenues grew 5%, driven by new women’s products and differentiated graphics.

Fourth quarter operating income remained relatively stable with the prior year period, with lower operating margin reflecting higher product costs.

Sportswear: Total Sportswear revenues rose 1% in the fourth quarter, driven by a 49% increase in Kipling® brand revenues in the U.S. Nautica® brand revenues declined slightly. The Nautica® direct-to-consumer business performed well in the quarter, with revenues up 7% and strong comparable sales performance, and the brand’s licensing business also experienced solid growth. The Nautica® wholesale business posted a decline in revenues during the quarter primarily due to a shift in timing of shipments from the fourth quarter into the third.

Sportswear operating income and margin both declined in the quarter, due to the impact of higher product costs.

Contemporary Brands: Contemporary Brands revenues increased 12% in the quarter, with growth across the 7 For All Mankind®, John Varvatos®, Splendid® and Ella Moss® brands. Building our contemporary brands’ direct-to-consumer businesses, including new stores and e-commerce, continues to be an important component of our growth plans for these businesses, and during the quarter direct-to-consumer revenues for our Contemporary Brands coalition grew 24%.

The coalition achieved a substantial improvement in profitability in the quarter, reversing the loss of the prior year and achieving an operating margin of 6%.

Expansion in International Revenues (in Constant Dollars)

International revenues increased 68% in the fourth quarter, with 50 percentage points of the growth attributable to the Timberland acquisition. Organic revenue growth in Europe was 14%. In Asia, organic revenue growth was 22% with The North Face® and Vans® businesses each growing in excess of 30% in the quarter, and Jeanswear revenues rising by 13%. Solid growth also continued in India, where revenues increased 14% during the quarter.

For the full year 2011, international revenues grew 37% and accounted for 34% of total revenues compared with 30% in 2010. With more than half its revenues derived from international markets, the Timberland acquisition accounted for 17 percentage points of the total international growth in 2011.

Growth in Direct-to-Consumer Revenues

Direct-to-consumer revenues increased 53% in the quarter, with 37 percentage points of the growth attributable to the Timberland acquisition. Direct-to-consumer revenues of The North Face®, Vans®, and 7 For All Mankind® brands each achieved growth in excess of 20% in the period. A total of 46 stores were opened across our brands in the quarter and 122 stores during the year, bringing the total number of owned retail stores to 1,068 at the end of 2011 (including 215 Timberland stores). At year-end 2011, direct-to-consumer revenues accounted for 19% of VF’s total revenues compared with 18% in 2010.

Cash Flow from Operations Reaches Record Level

Cash flow from operations reached a record $1,081 million in 2011. The increase in long-term debt reflects the financing of the Timberland acquisition. During the quarter, the incremental short-term borrowings related to the Timberland acquisition were repaid, and at year-end the debt-to-total capital ratio was 32%. Inventories excluding Timberland rose 12%, with 9% of the increase due to higher product costs.

2012 Guidance: Strong Top and Bottom Line Growth

“In 2012, our Outdoor & Action Sports business should exceed 50% of total revenues – a new milestone for VF, achieved by a combination of consistent, outstanding organic growth and a track record of successful acquisitions,” said Wiseman. “A big focus for us this year will be on building the foundation to support Timberland’s future growth and to strengthen its profitability. We look forward to a year of healthy growth across our coalitions and to delivering another year of record revenues and earnings to our shareholders.”

2012 revenues should increase by approximately 15% (17% in constant dollars), with Timberland accounting for about $1 billion of the growth. Excluding Timberland, revenues should rise by approximately 6% (8% in constant dollars).

Adjusted earnings per share is expected to rise to approximately $9.30. Included in this guidance is the anticipated negative impact from 1) foreign currency translation, which is expected to reduce earnings by $0.41 per share, and 2) higher pension expense, which will negatively impact earnings by $0.19 per share. Timberland should earn approximately $1.10 per share in 2012 (excluding acquisition-related expenses estimated at $0.20 per share). On a GAAP basis, earnings per share are expected to increase to approximately $9.10.

Gross margin in 2012 should expand by approximately 70 basis points over the 45.8% reported in 2011, as the headwinds posed by higher product costs subside, with all of the improvement occurring in the second half of the year. Operating margin should expand by approximately 20 basis points, which is net of a 30 basis point negative impact from higher pension expense. Timberland’s operating margin should exceed 11% in 2012. Excluding Timberland in both 2011 and 2012, the operating margin in 2012 is expected to improve 40 basis points from 13.6% to 14.0%, including a 40 basis point negative impact from higher pension expense.

Key points related to our 2012 outlook include:

  Solid revenue growth across all coalitions, highlighted by 25-to-30% growth in Outdoor & Action Sports including a full year of revenues from Timberland. On an organic basis, Outdoor & Action Sports revenues are expected to rise at a low-teen percentage rate in constant dollars. The North Face® and Vans® brands look forward to another year of strong growth, with both brands anticipating mid-teen revenue growth in constant dollars. Jeanswear, Imagewear, Sportswear and Contemporary Brands are each planning for mid-single-digit revenue growth in 2012.
  25-to-30% growth (constant dollars) in international revenues, with Timberland accounting for about half of the growth. International revenues as a percent of total revenues should approach 37% in 2012.
  25-to-30% growth in direct-to-consumer revenues, with Timberland accounting for about half of the growth. Growth will be driven by approximately 130 store openings in 2012 and low-single-digit comp store growth, in addition to continued rapid growth in e-commerce revenues. Direct-to-consumer revenues should exceed 20% of total revenues this year.
  Strong cash flow from operations, which could exceed $1.1 billion.
  Capital expenditures of approximately $375 million. 2012 will mark a year of investments to support VF’s continued growth, including new headquarters for the Outdoor & Action Sports businesses in the U.S. and Europe, new distribution centers in the U.S., Europe and Asia, and a higher number of new retail store openings.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.72 per share, payable on March 19, 2012, to shareholders of record as of the close of business on March 9, 2012.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer demand for apparel; the level of consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands. The company’s top six brands are The North Face(R), Wrangler(R), Timberland(R), Vans(R), Lee(R) and Nautica(R); other brands include 7 For All Mankind(R), Eagle Creek(R), Eastpak(R), Ella Moss(R), JanSport(R), John Varvatos(R), Kipling(R), lucy(R), Majestic(R), Napapijri(R), Red Kap(R), Reef(R), Riders(R) , Splendid(R) and Smartwool(R).

Webcast Information

VF will hold its fourth quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-417-2254 domestic, or 1-719-325-2339 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through February 23, 2012 and can be accessed by dialing 1-877-870-5176 domestic, and 1-858-384-5517 international. The pass code is 7411841. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended December		Year Ended December
	2011	2010	2011	2010

Net Sales	$2,879,431	$2,104,415	$9,365,477	$7,624,599
Royalty Income	30,808	21,824	93,755	77,990

Total Revenues	2,910,239	2,126,239	9,459,232	7,702,589

Costs and Operating Expenses
Cost of goods sold	1,595,173	1,135,117	5,128,602	4,105,201
Marketing, administrative and general expenses	963,707	715,853	3,085,839	2,574,790
Impairment of goodwill and intangible assets	-	201,738	-	201,738
	2,558,880	2,052,708	8,214,441	6,881,729

Operating Income	351,359	73,531	1,244,791	820,860

Other Income (Expense)
Interest income	931	736	4,778	2,336
Interest expense	(25,005)	(16,188)	(77,578)	(77,738)
Miscellaneous, net	3,891	(4,191)	(7,248)	4,754
	(20,183)	(19,643)	(80,048)	(70,648)

Income Before Income Taxes	331,176	53,888	1,164,743	750,212

Income Tax Expense (Benefit)	73,182	(1,421)	274,350	176,700

Net Income	257,994	55,309	890,393	573,512

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries	(676)	(1,085)	(2,304)	(2,150)

Net Income Attributable to VF Corporation	$257,318	$54,224	$888,089	$571,362

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$2.33	$0.50	$8.13	$5.25
Diluted	2.28	0.49	7.98	5.18

Weighted Average Shares Outstanding
Basic	110,204	108,101	109,287	108,764
Diluted	112,668	110,153	111,288	110,328

Cash Dividends Per Common Share	$0.72	$0.63	$2.61	$2.43

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended December 2011 and December 2010 relate to the 13 week and 52 week fiscal periods ended December 31, 2011 and January 1, 2011, respectively.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	December
	2011	2010

ASSETS
Current Assets
Cash and equivalents	$341,228	$792,239
Accounts receivable, net	1,120,246	773,083
Inventories	1,453,645	1,070,694
Deferred income taxes	106,717	68,220
Other current assets	166,108	121,824
Total current assets	3,187,944	2,826,060

Property, Plant and Equipment, net	737,451	602,908

Intangible Assets	2,958,463	1,490,925
Goodwill	2,023,460	1,166,638
Other Assets	405,808	371,025

	$9,313,126	$6,457,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$281,686	$36,576
Current portion of long-term debt	2,744	2,737
Accounts payable	637,116	510,998
Accrued liabilities	744,486	559,164
Total current liabilities	1,666,032	1,109,475

Long-term Debt	1,831,781	935,882
Other Liabilities	1,290,138	550,880

Commitments and Contingencies

Stockholders' Equity
Common Stock	110,557	107,938
Additional paid-in capital	2,316,107	2,081,367
Accumulated other comprehensive income (loss)	(421,477)	(268,594)
Retained earnings	2,520,804	1,940,508
Total equity attributable to VF Corporation	4,525,991	3,861,219

Noncontrolling interests	(816)	100

Total stockholders' equity	4,525,175	3,861,319

	$9,313,126	$6,457,556

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December
	2011	2010

Operating Activities
Net income	$890,393	$573,512
Adjustments to reconcile net income to cash provided by operating activities:
Impairment of goodwill and intangible assets	-	201,738
Depreciation	127,203	116,837
Amortization of intangible assets	41,708	39,373
Other amortization	29,824	17,186
Stock-based compensation	76,739	63,538
Provision for doubtful accounts	12,490	7,441
Pension funding in excess of expense	46,346	(45,850)
Deferred income taxes	(10,867)	(92,068)
Other, net	(14,930)	29,179
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(154,487)	(12,954)
Inventories	(7,509)	(114,334)
Other current assets	12,881	(7,689)
Accounts payable	(32,911)	140,470
Accrued compensation	2,442	27,817
Accrued income taxes	(4,725)	(14,649)
Accrued liabilities	(10,924)	50,889
Other assets and liabilities	77,698	20,846
Cash provided by operating activities	1,081,371	1,001,282

Investing Activities
Capital expenditures	(170,894)	(111,640)
Business acquisitions, net of cash acquired	(2,207,065)	(38,290)
Trademarks acquired	(58,132)	-
Software purchases	(20,102)	(13,610)
Other, net	(3,840)	(16,940)
Cash used by investing activities	(2,460,033)	(180,480)

Financing Activities
Increase (decrease) in short-term borrowing	250,824	(9,741)
Payments on long-term debt	(2,738)	(203,063)
Proceeds from long-term debt	898,450	-
Payment of debt issuance and hedging costs	(55,536)	-
Purchase of Common Stock	(7,420)	(411,838)
Cash dividends paid	(285,722)	(264,281)
Proceeds from issuance of Common Stock, net	134,012	137,732
Tax benefits of stock option exercises	33,153	8,599
Buyout of noncontrolling interest	(52,440)	-
Other, net	(338)	(240)
Cash provided (used) by financing activities	912,245	(742,832)

Effect of Foreign Currency Rate Changes on Cash	15,406	(17,280)

Net Change in Cash and Equivalents	(451,011)	60,690

Cash and Equivalents - Beginning of Year	792,239	731,549

Cash and Equivalents - End of Year	$341,228	$792,239

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended December		Year Ended December
	2011	2010	2011	2010

Coalition Revenues
Outdoor & Action Sports	$1,619,023	$896,537	$4,561,998	$3,204,657
Jeanswear	711,565	688,487	2,731,770	2,537,591
Imagewear	256,768	233,804	1,025,214	909,402
Sportswear	159,523	157,511	543,515	497,773
Contemporary Brands	128,941	115,266	485,142	438,741
Other	34,419	34,634	111,593	114,425

Total coalition revenues	$2,910,239	$2,126,239	$9,459,232	$7,702,589

Coalition Profit
Outdoor & Action Sports	$273,975	$180,337	$828,228	$636,720
Jeanswear	86,005	111,903	413,187	431,942
Imagewear	28,758	29,623	145,655	111,174
Sportswear	18,930	21,657	56,312	52,354
Contemporary Brands	7,411	(7,820)	35,860	14,046
Other	979	1,004	(1,024)	(61)

Total coalition profit	416,058	336,704	1,478,218	1,246,175

Impairment of Goodwill and Intangible Assets *	-	(201,738)	-	(201,738)
Corporate and Other Expenses	(60,808)	(65,626)	(240,675)	(218,823)
Interest, net	(24,074)	(15,452)	(72,800)	(75,402)

Income Before Income Taxes	$331,176	$53,888	$1,164,743	$750,212

* Goodwill and trademark impairment charges totaling $201.7 million in the fourth quarter of 2010 related to Contemporary Brands.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended December 2011
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$1,619,023	$(1,994)	$1,621,017
Jeanswear	711,565	(6,467)	718,032
Imagewear	256,768	263	256,505
Sportswear	159,523	-	159,523
Contemporary Brands	128,941	(65)	129,006
Other	34,419	-	34,419

Total coalition revenues	$2,910,239	$(8,263)	$2,918,502

Coalition Profit
Outdoor & Action Sports	$273,975	$(284)	$274,259
Jeanswear	86,005	(575)	86,580
Imagewear	28,758	48	28,710
Sportswear	18,930		18,930
Contemporary Brands	7,411	(28)	7,439
Other	979	-	979

Total coalition profit	416,058	(839)	416,897

Impairment of Goodwill and Intangible Assets	-	-	-
Corporate and Other Expenses	(60,808)	-	(60,808)
Interest, net	(24,074)	-	(24,074)

Income Before Income Taxes	$331,176	$(839)	$332,015

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Year Ended December 2011
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$4,561,998	$68,837	$4,493,161
Jeanswear	2,731,770	22,869	2,708,901
Imagewear	1,025,214	3,251	1,021,963
Sportswear	543,515	-	543,515
Contemporary Brands	485,142	4,802	480,340
Other	111,593	-	111,593

Total coalition revenues	$9,459,232	$99,759	$9,359,473

Coalition Profit
Outdoor & Action Sports	$828,228	$13,551	$814,677
Jeanswear	413,187	3,245	409,942
Imagewear	145,655	807	144,848
Sportswear	56,312	-	56,312
Contemporary Brands	35,860	72	35,788
Other	(1,024)	-	(1,024)

Total coalition profit	1,478,218	17,675	1,460,543

Impairment of Goodwill and Intangible Assets	-	-	-
Corporate and Other Expenses	(240,675)	-	(240,675)
Interest, net	(72,800)	-	(72,800)

Income Before Income Taxes	$1,164,743	$17,675	$1,147,068

VF CORPORATION
Supplemental Financial Information
Adjustments Reflecting 2011 Timberland Items and 2010 Impairment Charge
(In thousands, except per share amounts)

	Three Months Ended December 2011					Three Months Ended December 2010
				Timberland
		Exclude		Contribution
		Timberland		Excluding			Exclude
	As Reported	Acquisition		Acquisition	As Adjusted	As Reported	Impairment
	under GAAP	Expenses	As Adjusted	Expenses	Less Timberland	under GAAP	Charge	As Adjusted

Total Revenues	$2,910,239	$-	$2,910,239	$549,289	$2,360,950	$2,126,239	$-	$2,126,239

Costs and Operating Expenses	2,558,880	6,664	2,552,216	499,313	2,052,903	2,052,708	201,738	1,850,970

Operating Income	351,359	(6,664)	358,023	49,976	308,047	73,531	(201,738)	275,269
Operating Margin	12.1%		12.3%	9.1%	13.0%	3.5%		12.9%

Other Income (Expense)	(20,183)	-	(20,183)	(5,071)	(15,112)	(19,643)	-	(19,643)

Income Before Income Taxes	331,176	(6,664)	337,840	44,905	292,935	53,888	(201,738)	255,626

Income Taxes	73,182	(2,089)	75,271	6,148	69,123	(1,421)	(59,896)	58,475

Net Income	257,994	(4,575)	262,569	38,757	223,812	55,309	(141,842)	197,151

Net Loss Attributable to Noncontrolling Interests in Subsidiaries	(676)	-	(676)	-	(676)	(1,085)	-	(1,085)

Net Income Attributable to VF Corporation	$257,318	$(4,575)	$261,893	$38,757	$223,136	$54,224	$(141,842)	$196,066

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$2.33	$(0.04)	$2.38	$0.35	$2.02	$0.50	$(1.30)	$1.80
Diluted	2.28	(0.04)	2.32	0.34	1.98	0.49	(1.29)	1.78

(Earnings per share amounts above may not add due to rounding.)

Non-GAAP Financial Information

The 2011 financial information above includes adjustments for the Timberland acquisition, including expenses related to the transaction and operating results for the business since the date of the purchase. In addition, the above 2010 financial information includes an adjustment to exclude the impairment charge taken on goodwill and intangible assets.

These non-GAAP performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The adjusted amounts above may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Adjustments Reflecting 2011 Timberland Items and 2010 Impairment Charge
(In thousands, except per share amounts)

	Year Ended December 2011					Year Ended December 2010
				Timberland
		Exclude		Contribution
		Timberland		Excluding			Exclude
	As Reported	Acquisition		Acquisition	As Adjusted	As Reported	Impairment
	under GAAP	Expenses	As Adjusted	Expenses	Less Timberland	under GAAP	Charge	As Adjusted

Total Revenues	$9,459,232		$9,459,232	$712,935	$8,746,297	$7,702,589	$-	$7,702,589

Costs and Operating Expenses	8,214,441	$33,490	8,180,951	622,653	7,558,298	6,881,729	201,738	6,679,991

Operating Income	1,244,791	(33,490)	1,278,281	90,282	1,187,999	820,860	(201,738)	1,022,598
Operating Margin	13.2%		13.5%	12.7%	13.6%	10.7%		13.3%

Other Income (Expense)	(80,048)	-	(80,048)	(7,599)	(72,449)	(70,648)	-	(70,648)

Income Before Income Taxes	1,164,743	(33,490)	1,198,233	82,683	1,115,550	750,212	(201,738)	951,950

Income Taxes	274,350	(8,843)	283,193	15,937	267,256	176,700	(59,896)	236,596

Net Income	890,393	(24,647)	915,040	66,746	848,294	573,512	(141,842)	715,354

Net Loss Attributable to Noncontrolling Interests in Subsidiaries	(2,304)	-	(2,304)	-	(2,304)	(2,150)	-	(2,150)

Net Income Attributable to VF Corporation	$888,089	$(24,647)	$912,736	$66,746	$845,990	$571,362	$(141,842)	$713,204

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$8.13	$(0.23)	$8.35	$0.61	$7.74	$5.25	$(1.30)	$6.56
Diluted	7.98	(0.22)	8.20	0.60	7.60	5.18	(1.29)	6.46

(Earnings per share amounts above may not add due to rounding.)

Non-GAAP Financial Information

The 2011 financial information above includes adjustments for the Timberland acquisition, including expenses related to the transaction and operating results for the business since the date of the purchase. In addition, the above 2010 financial information includes an adjustment to exclude the impairment charge taken on goodwill and intangible assets.

These non-GAAP performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The adjusted amounts above may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Services
Cindy Knoebel, CFA, 336-424-6189/212-841-7141
VP, Corporate Relations
cindy_knoebel@vfc.com